CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Performance” in the Prospectuses of the Gateway Trust and Natixis Funds, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of the Gateway Trust, and to the incorporation by reference of our report, dated February 11, 2008, on the financial statements and financial highlights of the Gateway Fund of The Gateway Trust, in Post-Effective Amendment Number 1 to the Registration Statement (Form N-1A, No. 33-146884) of the Gateway Trust, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (Form N-CSR, No. 811-02773) of The Gateway Trust.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 24, 2008